CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to the Registration Statement on Form S-3 (No.333-273966) (the “Registration Statement”) of RiverSource® Structured Solutions 2 annuity of our report dated February 23, 2023, except for the change in the manner in which the Company accounts for long-duration insurance contracts discussed in Note 3 to the consolidated financial statements and the Adoption of the new accounting standard for long-duration insurance contracts Critical Audit Matter, as to which the date is September 27, 2023, relating to the financial statements, which appears in RiverSource Life Insurance Company’s current report on Form 8-K. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota

December 15, 2023